Exhibit 3.76

OPERATING AGREEMENT
OF
BHFC PUBLISHING, LLC
A Delaware Limited Liability Company

This Operating Agreement (the “Agreement”) of BHFC Publishing, LLC (the “Company”) is made and entered into pursuant to the Delaware Limited Liability Company Act (the “Act”) and shall be effective as of June 24, 2003, by Black Hills Fiber Systems, Inc., a South Dakota corporation, as the sole Member and Manager.

ARTICLE I.

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings (all terms used in this Agreement which are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

“Act” shall mean the Delaware Limited Liability Company Act.

“Affiliate” shall mean, with respect to any Member: (a) any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Member; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Member; (c) any partnership or limited liability company of which such Member or any other Person described in clause (a) or clause (b) of this definition is a general or managing partner, or a manager, as the case may be; and (d) any officer, director or partner in such Member.

“Agreed Value” means the fair market value of property as determined by the Manager using such reasonable methods of valuation as it deems appropriate.

“Assignee” shall mean a person who has acquired a beneficial interest in a Company Interest in accordance with the provisions of Article VIII hereof, but who is not a Member.

“Book Depreciation” means the depreciation, cost recovery or amortization of assets allowable to the Company with respect to an asset for any period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning adjusted basis.

“Book Gain” or “Book Loss” means the gain or loss that would be recognized by the Company for federal income tax purposes as a result of sales or exchanges of its assets if its tax basis in such assets were equal to the Book Value of such assets.

“Book Value” means (a) as to property contributed to the Company, its Agreed Value, and (b) as to all other Company property, its adjusted basis for federal income tax purposes as reflected on the books of the Company. The Book Value of all Company assets shall be adjusted to equal their respective Agreed Values, as determined by the Manager, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their Interest in the Company; and (c) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B).  The Book Value of all assets shall be adjusted by the Book Depreciation taken into account with respect to such asset.

“Capital Account” means an individual capital account maintainedlor each Member in accordance with Treasury Regulation Section 1.704-1(b) adopted:-pursuant to Section 704(b) of the Code.

“Capital Contributions” shall mean the amount of cash or Book Value of property a Member contributes to the capital of the Company.

“Certificate” shall mean the certificate of formation of the Company which is required to be filed pursuant to the Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future Federal tax law and, to the extent applicable, the Regulations.

“Company Interest,” as of any date, shall mean, with respect to any Member, the ownership interest of such Member in the Company as of such date, including all of its rights and obligations under the Act and this Agreement.  At all times a Company Interest shall not be a security and will not have the attributes of a security as defined in Delaware Code, Title 6, Section 8-103.

“Distributions” means all cash and the Book Value of other property distributed to a Member arising from its Company Interest.

“Fiscal Year” shall mean the fiscal year of the Company which shall be the calendar year.

“Manager” shall mean Black Hills Fiber Systems, Inc.

“Member” shall mean Black Hills Fiber Systems, Inc., and any other Person that acquires a Company Interest and is admitted to the Company as a Member.

“Net Income” or “Net Loss” shall mean, with respect to any fiscal period, the gross income, gains and losses of the Company, for such period, less all deductible costs, expenses and depreciation and amortization allowances of the Company for such period, as determined for federal income tax purposes, with the following adjustments: (a) any income of the Company that is exempt from federal income tax and is not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss; (b)

any expenditures of the Company not deductible in computing taxable income or loss, not properly chargeable to capital account and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss; (c) if the Book Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, the depreciation and amortization allowances to be deducted from gross income with respect to such asset shall be Book Depreciation; and (d) Book Gain or Book Loss shall be used instead of taxable gain or loss.  If such amount shall be greater than zero, it shall be known as a “Net income” and if such amount shall be less than zero, it shall be known as “Net Loss.”

“Person” shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership or any other legal entity.

“Regulations” shall mean the regulations, including temporary regulations promulgated under the Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

ARTICLE II.

CONTINUATION AND PURPOSE

2.01                        Formation.  The sole Member hereby organizes a limited liability company formed pursuant to the Act.  The rights and liabilities of the Members of the Company shall be determined pursuant to the Act and this Agreement.  To the extent that the rights or obligations of the Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.02                        Limited Liability Company Agreement.  This Agreement shall constitute the “limited liability company agreement” of the Company within the meaning of the Act for all purposes including, without limitation, for classification of the Company as a “domestic eligible entity” that is disregarded as an entity separate from its owner for federal and all relevant state income tax purposes.

2.03                        Name.  The name of the Company is BHFC Publishing, LLC.

2.04                        Principal Office.  The registered office required to be maintained by the Company in the state of Delaware pursuant to the Act shall initially be located at Corporation Service Company, 2711 Centerville Road, Wilmington, County of New Castle, Delaware 19801.  The resident agent shall initially be Corporation Service Company, 2711 Centerville Road, Wilmington, County of New Castle, Delaware 19801.  The principal executive office of the Company shall be at 625 Ninth Street, Rapid City, SD 57701

2.05                        Term.  The term of the Company commenced on the date of filing of the Certificate with the Secretary of State of Delaware, and shall continue unless terminated as hereinafter provided.

2.06                        Purposes of Company.  The Company is permitted to engage in any lawful acts or activities and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware.

2.07                        Certificate.  The sole Member shall cause the Certificate to be filed or recorded in any other public office where filing or recording is required.

2.08                        Address(es) of the Member(s).  The address of the sole Member is 625 Ninth Street, Rapid City, SD 57701.

2.09                        Foreign Qualification.  The sole Member shall take all necessary actions to cause the Company to be qualified to conduct business legally in any and all jurisdictions where the nature of the Company’s business requires such qualification.

ARTICLE III.

MEMBER’S CAPITAL

3.01                        Capital Contribution.  The Member(s) shall be obligated to make only such capital contributions to the Company as the Member(s) shall agree to in writing.  The sole Member shall be credited with one hundred percent (100%) of the initial capital of the Company.

3.02                        Additional Capital Contributions.  The Members shall not be required to contribute additional capital to the Company.  No Member shall be obligated to restore any deficit balance in its Capital Account.

ARTICLE IV.

STATUS OF MEMBER AND MANAGER

4.01                        Limited Liability.  Neither the Members nor the Manager shall be bound by or personally liable for, the expenses, liabilities or obligations of the Company.  Except as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Members nor the Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as the Manager of the Company.  The Member shall be liable to the Company for the capital contributions specified in Section 3.01 and as may otherwise be required pursuant to the Act.  Neither the Members nor the Manager shall be liable for any debts, obligations and liabilities, whether arising in contract, tort or otherwise, of any other Member or the Manager.  The Members shall not be required to loan any funds to the Company.

4.02                        Return of Distributions of Capital.  A Member may, under certain circumstances, be required by law to return to the Company for the benefit of the Company’s creditors, amounts previously distributed.  No Member shall be obligated to pay those distributions to or for the account of the Company or any creditor of the Company.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return or pay over any part of those distributions, it shall be the obligation of such Member.  Any payment returned to the Company or made directly by a Member to a creditor of the Company shall be deemed a Capital Contribution by such Member.

4.03                        Reliance by Third Parties.  Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Manager as herein set forth in this Agreement.

ARTICLE V.

COMPENSATION TO THE MEMBER AND MANAGER

Neither the Members nor the Manager shall receive any compensation directly or indirectly in connection with the formation, operation, and dissolution of the Company except as expressly specified in this Agreement.

ARTICLE VI.

COMPANY EXPENSES

6.01                        Reimbursement.  The Company shall reimburse the Members for all out-of-pocket costs and expenses reasonably incurred by such Members in connection with the operation and funding of the Company, including any legal fees and expenses.

6.02                        Operating Expenses.  The Company shall pay the operating expenses of the Company which may include, but are not limited to: (i) all reasonable salaries, compensation and fringe benefits of personnel employed by the Company and involved in the business of the Company; (ii) all costs of funds borrowed by the Company and all taxes and other assessments on the Company’s assets and other taxes applicable to the Company; (iii) reasonable legal, audit and accounting fees; (iv) the cost of insurance as required in connection with the business of the Company; (v) reasonable expenses of revising, amending, or modifying this Agreement or terminating the Company; (vi) reasonable expenses in connection with distributions made by the Company, and communications, necessary in maintaining relations with Members and outside parties, (vii) reasonable expenses in connection with preparing and mailing reports required to be furnished to Members for investor, tax reporting or other purposes, or other reports to Members; (viii) reasonable costs incurred in connection with any litigation in which the Company is involved, as well as in examination, investigation or other proceedings conducted by any regulatory agency with jurisdiction_over the Company, including legal and accounting fees incurred in connection therewith; (ix) property management fees; and (x) reasonable expenses of professionals employed by the Company in connection with any of the foregoing, including attorneys, accountants and appraisers.

ARTICLE VII.

ALLOCATION OF INCOME AND LOSS; DISTRIBUTIONS

7.01                        Distributions.  All Distributions shall be paid to the Members.

7.02                        Allocations of Net Income and Net Losses.  Net Income and Net Losses of the Company for each Fiscal Year shall be allocated to the Members.

ARTICLE VIII.

ASSIGNMENT OF COMPANY INTERESTS

8.01                        Assignment.  A Member may assign (whether by sale, exchange, gift contribution, distribution or other transfer, including a pledge or other assignment for security purposes) all or any part of its Company Interest.

8.02                        Assignee.  Provided the provisions of this Article VIII have been complied with an Assignee shall be entitled to receive distributions of cash or other property, and allocations of Net Income and Net Losses, from the Company attributable to the assigned.  Company Interests from and after the effective date of the assignment, but an Assignee shall have no other rights of a Member herein, such as rights to any information, an accounting, inspection of books or records or voting as a Member on matters set forth herein or by law, until such Assignee is admitted as a Member pursuant to the provisions of Article IX; except that an Assignee shall have the right solely to receive a copy of the annual financial statements required herein to be provided the Members.  The Company shall be entitled to treat the assignor as the absolute owner of the Company Interests in all respects, and shall incur no liability for distributions, allocations of Net Income or Net Losses, or transmittal of reports and notices required to be given to Members which are made in good faith to the assignor until the effective date of the assignment, or, in the case of the transmittal of reports (other than the financial statements referred to above) or notices, until the Assignee is so admitted as a substitute Member.  The effective date of an assignment shall be the first day of the calendar month following the month in which the Member has received an executed instrument of assignment in compliance with this Article VIII or the first day of a later month if specified in the executed instrument of assignment.  The Assignee shall be deemed an Assignee on the effective date, and shall be only entitled to distributions, Net Income or Net Losses attributable to the period after the effective date of assignment.  Each Assignee will inherit the balance of the Capital Account, as of the effective date of Assignment, of the Assignor with respect to the Company Interest transferred.

8.03                        Other Consents and Requirements.  Any assignment, sale, transfer, exchange or other disposition of any Company Interest in the Company must be in compliance with any requirements imposed by any state securities administrator having jurisdiction over the assignment, sale, transfer, exchange or other disposition of the Company Interest and the United States Securities and Exchange Commission.

ARTICLE IX.

ADMISSION OF ASSIGNEE AS MEMBER

9.01                        Requirements.  An Assignee may not become a Member unless all of the following conditions are first satisfied:

(a)                                 A duly executed and acknowledged written instrument of assignment is filed with the Company, specifying the Company Interest being assigned and setting forth the intention of the Assignor that the Assignee succeed to Assignor’s interest as a substitute Member;

(b)                                 The Assignor and Assignee shall execute and acknowledge any other instruments that the Company deems necessary or desirable for substitution, including the written acceptance and adoption by the Assignee of the provisions of this Agreement;

(c)                                  The admission of the Assignee is approved by each Member;

(d)                                 Payment of a transfer fee to the Company, sufficient to cover all reasonable expenses connected with the substitution; and

(e)                                  Compliance with Article VIII of this Agreement.

ARTICLE X.

BOOKS, RECORDS, ACCOUNTING AND REPORTS

10.01                 Books and Records.  The Company shall maintain at its principal office all of the following:

(a)                                 A current list of the full name and last known business or residence address of each Member set forth in alphabetical order together with the Capital Contributions and Company Interest owned by each Member;

(b)                                 A copy of the Certificate, this Agreement and any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which any certificate or amendment has been executed;

(c)                                  Copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years;

(d)                                 The financial statements of the Company for the six most recent fiscal years; and

(e)                                  The Company books and records for at least the current and past three fiscal years.

10.02                 Delivery to Members and Inspection.

(a)                                 Each Member, or its duly authorized representative, has the right, upon reasonable request, to each of the following:

(1)                                 Inspect and copy during normal business hours any of the Company records; and

(2)                                 Obtain from the Company, promptly after becoming available, a copy of the Company’s federal, state and local income tax or information returns for each year.

(b)                                 The Company shall send to each Member within eighty-five (85) days after the end of each Fiscal Year the information necessary for the Member to complete its federal and state income tax or information returns.  The Company shall use its best efforts to send to each Member such information within seventy-five (75) days after the end of each Fiscal Year.

10.03                 Annual Statements.  The Company shall cause to be prepared for the Members at least annually, at Company expense financial statements of the Company.  The financial statements will include a balance sheet, statements of income or loss, cash flows and Members’ equity.

10.04                 Bank Accounts.  The Company shall maintain appropriate accounts at one or more financial institutions for all funds of the Company as determined by the Manager.  Such accounts shall be used solely for the business of the Company.  Withdrawals from such accounts shall be made only upon the signature of those persons authorized by the Manager.

10.05                 Tax Returns.  The Manager shall cause any federal, state or local income tax returns of the Company to be prepared and filed on behalf of the Company, and it shall cause copies of such returns to be furnished to each Member.

10.06                 Disregarded Entity for Federal and State Income and Franchise Tax Purposes.  The Members intend that the Company shall be treated as a “domestic eligible entity” that is disregarded as an entity separate from its owner (a “Disregarded Entity”) for federal, state and local income and franchise tax purposes and shall take all reasonable action, including the amendment of this Agreement and the execution of other documents but without changing the economic relationships created by, or the essential terms of, this Agreement, as may be reasonably required to qualify for and receive treatment as a Disregarded Entity for federal income tax purposes.

ARTICLE XI.

DESIGNATION OF RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES,
DUTIES AND LIMITATIONS OF THE MANAGER

11.01                 Management by Manager.

(a)                                 The Manager shall have the exclusive authority to manage the operations and affairs of the Company, shall have the power on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company, and shall have all authority, rights, and powers conferred by law and those required or appropriate for the management of the Company business.

(b)                                 Each Member agrees that all determinations decisions and actions made or taken by the Manager in accordance with this Agreement shall be conclusive and absolutely binding upon the Company, the Members and its respective successors, assigns and personal representatives.

11.02                 Acts of Manager.  The Manager is the agent of the Company for the purpose of its business, and the acts of the Manger in carrying on the usual business of the Company shall bind the Company, unless (a) the Manager has in fact no authority to act on behalf of the Company in the particular matter and (b) the person with whom the Manager is dealing has knowledge of the fact that the Manager has no such authority.

11.03                 Expenses.  The Company will pay, or will reimburse the Manager for all costs and expenses arising in connection with the organization and operations of the Company.

11.04                 Matters Requiring Unanimous Consent.  Notwithstanding any other provision of this Agreement to the contrary, actions or decisions with respect to any of the following matters shall require the prior written consent of each Member:

(a)                                 amendment of this Agreement, the Certificate or other organizational documents;

(b)                                 admission of additional Members to the Company;

(c)                                  the voluntary bankruptcy or entering into receivership of the Company;

(d)                                 the sale or exchange, or other disposition or transfer of all or substantially all of the assets of the Company;

(e)                                  approval of any merger, consolidation, exchange or reclassification of interest or shares involving the Company, or any other form of reorganization or recapitalization involving the Company;

(f)                                   the dissolution or liquidation of the Company other than as set forth in this Agreement; and

(g)                                  any approval by the Company of any assignment or other transfer, whether voluntarily, involuntarily or by operation of law, by any person of such person’s rights, obligations or duties under any agreement between such person and the Company, consent to which by the Member may be given or withheld in the sole and absolute discretion of each Member.

11.05                 Officers.

(a)                                 The Manager may appoint officers at any time.  The officers of the Company, if deemed necessary by the Manager may include a president, one or more vice presidents, secretary and one or more assistant secretaries, and chief financial officer (and one or more assistant treasurers).  Any individual may hold any number of offices.  The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Manager.

(b)                                 Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Manager at any time.  Any officer may resign at any time by giving written notice to the Company.  Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.  Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.  A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(c)                                  The president shall be the chief executive officer of the Company, and shall, subject to the control of the Manager, have general and active management of the business of the Company and shall see that all orders and resolutions of the Manager are carried into effect.  The president shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the Manager or this Agreement.  The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed, and except where the signing and execution thereof shall be expressly delegated by the Manager to some other officer or agent of the Company.

(d)                                 The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the Manager, shall, in the absence or disability of the president, perform the duties and exercise the powers of the president and shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

(e)                                  The secretary shall attend all meetings of the Members, and shall record all the proceedings of the meeting in a book to be kept for that purpose and shall perform like duties for the standing committees when required.  The secretary shall give or cause to be given, notice of all meetings of the Members and shall perform such other duties as may be prescribed by the Manager.  The secretary shall have custody of the seal, if any, of the Company and the Secretary shall have authority to affix the same to any instrument requiring it, and when so affixed, it may he attested by his or her signature.  The secretary shall keep, or cause to be kept at the principal executive office or at the office of the Company’s transfer agent or registrar, as determined by the Manager, all documents described in Section 10.01 and such other documents as may be required under the Act.  The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the Manager.  The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation and may delegate such duties, powers and responsibilities to one or more assistant secretaries.

(f)                                   The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, Capital Accounts and Company Interests.  The chief financial officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Manager.  The chief financial officer shall disburse the funds of the Company as may be ordered by the Manager.  The chief financial officer shall perform such other duties and shall have such other responsibility and authority as may be prescribed elsewhere in this Agreement from time to time by the Manager.  The chief financial officer shall have the general duties, powers and responsibilities of a chief financial officer of a corporation, and shall be the chief financial and accounting officer of the Company.

ARTICLE XII.

RIGHTS, POWERS AND VOTING RIGHTS OF THE MEMBERS

12.01                 Request for Vote.  Any Member holding in the aggregate a Company Interest which equals or exceeds five percent (5%) may call a meeting of the Members for a vote, or may call for a vote without a meeting.  In either event, such Member shall establish a date for the meeting on which votes shall be counted and shall mail by first class mail a notice to all Members of the time and place of the Company meeting, if called, and the general nature of the business to be transacted, or if no such meeting has been called, of the matter or matters to be voted and the date which the votes will be counted.

12.02                 Procedures.  Each Member shall be entitled to cast one vote for each full one percent (1%) interest of such Member’s Company Interest: (i) at a meeting, in person, by written proxy or by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the Company prior to such meeting, or (ii) without a meeting, by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the Company prior to the date on which the votes of Members are to be counted.  Only the votes of Members of record on the notice date, whether at a meeting or otherwise, shall be counted.

12.03                 Action By Consent.  Notwithstanding anything to the contrary contained in this Article XII, any action or approval required or permitted by this Agreement to be taken or given at any meeting of Members (whether by vote or consent), may be taken or given without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken or approval so given, shall be signed by Members owning Company Interests having not less than the minimum number of votes that would be necessary to authorize or take such action or give such approval at a meeting at which all Members entitled to vote thereon were present and voted.  Prompt notice of the taking of any action or the giving of any approval without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

12.04                 Amendments to Agreement.  This Agreement may only be modified or amended if approved by all of the Members.

ARTICLE XIII.

DISSOLUTION OF COMPANY

13.01                 Termination of Membership.  No Member shall resign from the Company, or take any voluntary action to commence bankruptcy proceedings or dissolve itself.  The bankruptcy of a Member shall not be considered a withdrawal by such Member from the company and such

Member shall continue to be a Member or the Company.  If any Member ceases to be a Member for any reason, the business of the Company shall be continued by the remaining Members, provided, however, if there are no remaining Members, the successor in interest to the last remaining Member may elect to continue the business.

13.02                 Events of Dissolution or Liquidation.  The Company shall be dissolved upon the happening of any of the following events:

(a)                                 The failure of the successor-in-interest to the last remaining Member to continue the Company in accordance with the provisions of Section 13.01 hereof after the termination of such Member’s membership;

(b)                                 The sale, exchange, or other disposition or transfer of all or substantially all of the assets of the Company;

(c)                                  Upon the unanimous consent of the Members; or

(d)                                 Subject to any provision of this Agreement that limits or prevents dissolution, the happening of any event that, under the Act caused the dissolution of a limited liability company.

13.03                 Liquidation.  Upon dissolution of the Company for any reason, the Company shall immediately commence to windup its affairs.  A reasonable period of time shall be allowed for the orderly termination of the Company business, discharge of its liabilities and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process.  A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member within thirty (30) days after the dissolution.  Such accounting and statements shall be prepared under the direction of the Manager or, by a liquidating trustee selected by unanimous consent of the Members.  The Company property and assets and/or the proceeds from the liquidation thereof shall be applied in the following order of priority:

(a)                                 First, payment of the debts and liabilities of the Company, in the order of priority provided by law (including any loans by any Member to the Company) and payment of the expenses of liquidation;

(b)                                 Second, setting up of such reserves as the Manager or liquidating trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or any obligation or liability not then due and payable; provided, however, that any such reserve shall be paid over by the Manager or liquidating trustee to an escrow agent, to be held by such escrow agent for the purpose of disbursing such reserves in payment of such liabilities, and, at the expiration of such escrow period as the Manager or liquidating trustee shall deem advisable but not to exceed one calendar year, to distribute the balance thereafter remaining in the manner hereinafter provided; and

(c)                                  Third, to the Members.

13.04                 Certificate of Cancellation.  As soon as possible (but in no event later than ninety (90) days) following the completion of the winding up of the Company, the Manager (or any other appropriate representative of the Company) shall execute a certificate of cancellation in the form prescribed by the Act and shall file the same with the office of the Secretary of State of the State of Delaware.

ARTICLE XIV.

MISCELLANEOUS

14.01                 Severability.  If any term or provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remainder of this Agreement.

14.02                 General.  This Agreement: (a) shall be binding on the executors, administrators, estates, heirs and legal successors of each Member and the Manager; (b) be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflict of laws); (c) may be executed in more than one counterpart as of the day and year first above written; and (d) contains the entire limited liability company agreement with respect to the Company.  The waiver of any of the provisions, terms or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.

14.03                 Notices, Etc..  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, confirmation of telex or telecopy, or upon the fifth day following mailing by registered mail, postage prepaid, addressed as follows:

If to the sole Member:

Black Hills Fiber Systems, Inc.

625 Ninth Street, 6th Floor

Rapid City, SD 57701

Fax: 605.721.2550

If to the Company:

BHFC Publishing, LLC

625 Ninth Street, 6th Floor

Rapid City, SD 57701

Fax: 605.721.2550

If to the Manager:

Black Hills Fiber Systems, Inc.

625 Ninth Street, 6th Floor

Rapid City, SD 57701

Fax: 605.721.2550

14.04                 Amendment.  This Agreement may be amended by a written action of all the Members.

IN WITNESS WHEREOF, the undersigned has adopted this Operating Agreement as of the day and year first set forth above.

MEMBER:	BLACK HILLS FIBER SYSTEMS, INC.,
a South Dakota corporation

By:
Name: Steven J. Helmers
Title: Senior Vice President and General Counsel

MANAGER:	BLACK HILLS FIBER SYSTEMS, INC.,
a South Dakota corporation

By:
Name: Steven J. Helmers
Title: Senior Vice President and General Counsel